Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated April 3, 2026, with respect to the consolidated financial statements of LONDIAN WASON NEW ENERGY TECH INC. included in Amendment No.1 to the Registration Statement (Form F-1 No. 333-297230) and related Prospectus of LONDIAN WASON NEW ENERGY TECH INC. for the registration of its ordinary shares.

/s/ Ernst & Young Hua Ming LLP

Shenzhen, The People’s Republic of China

August 11, 2026